UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ATACAMA RESOURCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	46-3105245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1317 Edgewater Dr., #2510

Orlando, FL 32804

Telephone: (780) 512-3805

(Address and telephone number of registrant's

principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting registrant, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting registrant [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [   ]

Unless otherwise specified or the context otherwise requires, references in this registration statement to "we", "our" and "us" and the "Company" refer to Atacama Resources International, Inc.

Item 1. Description of Business

Atacama Resources International, Inc. was incorporated in Florida on June 14, 2013 (formerly Arrakis Mining Research, Inc, until 1/9/2015). The registrant has been publicly traded on OTC Pink Markets under the symbol "ACRL" since March 2016.  The registrant has an active standing in that state. Atacama Resources International, Inc. focuses on mining claims for properties in Kirkland Lake, Ontario's 'Golden Mile' that show indications of having viable concentrations of gold ore. When looking for gold, concentrations of cobalt and graphite were found as well, and the registrant decided that cobalt and graphite were targets of interest as well.

On June 20, 2018, the registrant received a Determination Letter from the Alberta Securities Commission ("ASC") stating that their staff had determined that the registrant met the requirements to be designated an "OTC reporting Issuer" in Alberta.  As part of this designation, the ASC required the registrant to file the two most recent years of outstanding filings beginning with the annual period ended December 31, 2016 must be filed on SEDAR+ in Canada before July 26, 2018 or else a CTO would be placed on the registrant.  On July 27, 2018, the registrant was unable to meet these financial disclosure obligations and received a Cease Trade Order from the ASC.

On August 10, 2022, the officers and directors of the registrant resigned.  Glenn Grant and Dan Finch became the Chief Executive Officer and the Chief Operating Officer respectively of the registrant at that time.  Before the change in management, the registrant had large outstanding payables, a negative balance in its bank accounts, no mining activities, and was not making any efforts to address the Cease Trade Order.  At the same time, unpaid salaries were being accrued.

On February 1, 2024, Mr. Finch resigned from his position as the Chief Operating Officer.  On April 1, 2024, Greg Praver was appointed as the Chief Operating Officer.  On April 16, 2024, Thomas Moynihan and Brian Praver were appointed as the Chief Financial Officer and Vice President of Business Development, respectively.

Following the change in management, the registrant has purchased numerous mining claims that are considered claims of merit, developed a 43-101F1 for one of its properties, and has plans to drill on at least one property as soon as possible.  The registrant is currently working to satisfy the requirements of the Alberta Securities Commission for the removal of the Cease Trade Order.

Mining Market

Since the registrant was founded, the EV (Electric Vehicle) market has matured and over the last two years especially, virtually all automobile manufacturers globally have decided that their future is dependent on transitioning from internal combustion engine-powered automobiles to electric automobiles, SUV's, and trucks. This means that the demand for lithium, cobalt, and graphite used to manufacture EV batteries will increase exponentially in the years ahead.

Because of the ever-increasing demand for lithium, especially, new lithium mining sources must be found in the Western Hemisphere to offset current sources of lithium in countries that may exploit their strong position and do not always work in the best interests of the United States. The registrant is committed to becoming a player in lithium exploration activities in Canada and the US.

Atacama Resources International is a United States public company which is current with the OTC Pink Market.  As stated earlier the registrant is a mining exploration company with mining claims in the greater Kirkland Lake area in Ontario, Canada. The company is reviewing additional properties in northern Canada as well as properties in the United States.

Due to the enormous growth of the EV market, minerals of interest include gold, graphite, cobalt, lithium, silver, and nickel.

There are several gold properties near the existing Atacama gold property in Kirkland Lake that are under review for the purpose of acquiring additional mining claims. In addition, the company has previously explored cobalt and graphite locations within 30 miles of the existing Atacama gold property. The cobalt and graphite claims are still available, and steps are being taken to acquire the mineral rights to these properties.

The registrant is talking with brokers presenting lithium properties in both Canada and the United States. Decisions will be made this year regarding the acquisition of mining claims relating to lithium. Properties in Nevada look very promising, and a lithium processing plant is being built in Northern Nevada.

The emergence of the EV market has presented a new opportunity for the registrant and the registrant is positioning itself to take advantage of the opportunity.

Growth Strategy for the Company

The registrant is a small cap mining exploration and development company that has the rights to 147 mining claims spread over 4647 acres in Northern Ontario.  80% of the acreage has been acquired in the last year.  The registrant plans to add significant graphite acreage in the next six to twelve months.  The registrant intends to start developing the Tannahill gold property and the Heighington lithium property during 2023.  The Atacama 3 gold, the Cabo cobalt property, and the rare earth properties will be developed in 2024.

Competition

The registrant operates in a competitive industry and competes with other more well-established companies which have greater financial resources than we do.  We face strong competition from other mining companies in connection with exploration and the acquisition of properties producing, or capable of producing, base and precious metals.  Many of these companies have greater financial resources, operational experience and technical capabilities than us.  As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all.

Our prime competitors are mining exploration companies, such as Teck Resources Limited, a Canadian company, and Agnico Eagle Mines Limited, a Canadian company, which both engage in the exploration and production of minerals from properties around the world, including Canada.  We also compete with Cabo Drilling Corp., Kirkland Lake Gold Inc., AECON Mining Inc. in Timmins, Victoria Gold Mines East Timmins Ltd., and GOWEST Gold Ltd, Timmins, Ont.  These companies all perform mining exploration in Canada.

Employees

As of July 30, 2024, we do not have any full or part time employees.  All work is done through independent contractors.

Properties

The registrant has office space at 1317 Edgewater Dr., #2510, Orlando, FL 32804 as their US office for corporate management.  It is an office suite that has approximately 500 square feet.  The registrant pays a monthly rental expense of $500 for the space.

Item 1A. Risk Factors

Not applicable to a smaller reporting company.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Plan of Operations

The registrant plans to develop all of its properties through geophysical analysis, drilling, collecting core samples, and assaying core samples.  The objective is to locate and develop potentially commercially viable amounts of gold, lithium, cobalt and rare earth minerals.  The registrant has contracts with geologists, drilling operations, prospectors, assay laboratories, and 43-101 experts.

After the registrant prepares the NI 43-101 technical report for the properties, we will use the results to determine whether it is in the best interests of the registrant to seek a joint venture with a mining production company or to sell the property.

On June 20, 2018, the registrant received a Determination Letter from the ASC stating that their staff had determined that the registrant met the requirements to be designated an "OTC reporting Issuer" in Alberta.  As part of this designation, the ASC required the registrant to file the two most recent years of outstanding filings beginning with the annual period ended December 31, 2016 must be filed on SEDAR+ in Canada before July 26, 2018 or else a CTO would be placed on the registrant.  On July 27, 2018, the registrant was unable to meet there financial disclosure obligations and received a Cease Trade Order from the ASC.  The registrant has raised funds from current investors sufficient to continue operations until the raise has been completed and has spent significant time and funds to satisfy the requirements of the Alberta Securities Commission for the removal of the Cease Trade Order.

Going Concern

As of June 30, 2024, we had $18,678 of cash on hand and an accumulated deficit of $7,217,950. There is substantial doubt as to our ability to continue as a going concern based on the understanding that we do not have adequate working capital to finance our day-to-day operations for at least twelve months. We will require additional funding to meet our obligations as they come due and to fund the development of our existing technologies. We may raise capital through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties, and we intend to and are in the process of seeking out possible international capital raising opportunities. There can be no assurance that additional capital will be available to us on favorable terms, or at all.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability.  Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations.

We believe that the successful completion of this offering will eliminate this doubt and enable us to continue as a going concern; however, if we are unable to raise sufficient capital in this offering, we may need to obtain alternative financing or significantly modify our operational plans in order to continue operations. We currently have no agreements, arrangements, or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Material changes in our Statement of Operations for the six months ended June 30, 2024 and 2023, and the years ended December 31, 2023 and 2022 are discussed below.

The Six Months Ended June 30, 2024 compared to the Six Months Ended June 30, 2023

For the six months ended June 30, 2024 and 2023, the registrant did not generate any revenues.

Operating Expenses

Total operating expenses for the six months ended June 30, 2024 and 2023 were $732,444 and $499,100, respectively.  Total operating expenses consisted of consulting fees of $30,753 and $193,500, respectively; exploration fees of $406,937 and $106,653 respectively; management fees of $134,100 and $96,000, respectively; professional fees of $135,911 and $90,951, respectively and selling, general and administrative expenses of $24,743 and $11,996, respectively.

Consulting fees were the result of stock issued for services rendered.  Consulting fees decreased by approximately 84% as the Company reduced the services of outside consultants.

Exploration fees increased by approximately 281% as the Company continued exploration of its mineral leases.  The Company focused it efforts of geophysical analysis, mag particle cutting core samples, assaying samples and developing the 43-101 for the Tannahill property

Management fees increased by approximately 40% due to new hiring of critical positions and the management fees incurred in connection with the new management compensation agreements.

Professional fees increased by approximately 49% due to legal and audit expenses relating to removal of the cease trade order and expenses of being a publicly reporting company.

Selling, general and administrative expenses increased by approximately 106% due to increased operations and the normal business expenses incurred.

Other Income and Expenses

Other income (expense) for the six months ended June 30, 2024 and 2023 was $358,424 and $52,344, respectively.  The change in other income (expense) can be attributed to the registrant's increase in interest expense and the ratable changes in derivative liabilities along with a gain on settlement of liabilities.  Other income (expense) consisted of interest expense of ($12,569) and ($2,732), respectively; gain on settlement of liabilities of $372,222 and $95,884, respectively; amortization of debt discount of $0 and ($29,749), respectively and change in derivatives of ($1,229) and ($11,059), respectively.

Income Loss from Operations

Net loss from operations for the six months ended June 30, 2024 was $(374,020) compared to ($446,756) for the six months ended June 30, 2023.  The decrease in net loss can primarily be attributed to the registrant's gain on settlement of liabilities of $372,222 for the six months ended June 30, 2024 as compared to $95,884 for the six months ended June 30, 2023.  Net loss decreased by ($72,736) over the comparable periods.

Comprehensive Income (Loss)

For the six months ended June 30, 2024 and 2023, the registrant had a foreign exchange translation gain (loss) of ($9,142) and $2,526 respectively.  As a result, the registrant had a comprehensive loss of ($383,162) for the six months ended June 30, 2024 compared to a comprehensive loss of ($444,230) for the six months ended June 30, 2023.

The Year Ended December 31, 2023 compared to the Year Ended December 31, 2022

For the years ended December 31, 2023 and 2022, the registrant did not generate any revenues.

Operating Expenses

Total operating expenses for the years ended December 31, 2023 and 2022 were $597,876 and $535,654, respectively.  Total operating expenses consisted of consulting fees of $156,490 and $34,811, respectively; exploration fees of $93,048 and $130,124 respectively; management fees of $197,000 and $323,774, respectively; professional fees of $131,196 and $36,930, respectively and selling, general and administrative expenses of $20,142 and $10,015, respectively.

Consulting fees increased by approximately 349.5%.  Consulting fees consisted of stock issued for services paid to our COO, Daniel Finch valued at $146,500 and for stock issued for services rendered by non-related parties valued at $9,990.

Exploration costs decreased by approximately 28.5% as the Company's continues exploration of its mineral leases. For the year ended December 31, 2023, the Company spent a total of $93,048, which includes the $16,815 spent on the 43-101 report for the Tannahill property and the $76,233 used for magnetic particle testing, electronic penetration testing, and trenching that occurred on the Atacama #3 property. Between geophysical analysis, mag particle, cutting core samples, assaying samples, developing the 43-101 for Tannahill, the company is budgeting $527,750 for the next 12 months.  For Heighington lithium, the budget is $378,400 and for Atacama 3 Gold, the budget is $473, 250.

Management fees decreased by approximately 39.2%.  David Berry, a former Director, and Colin Keith, a former Consultant, accrued management fees during the year ended 2022. Their agreements were terminated in the second quarter of 2022.  The new management fees did not commence until August of 2023.

Professional fees increased by approximately 255.3% due to the fees and cost associated with maintaining audited financial statements and current reporting status with the OTC Market and generating IFRS financial statements.

Selling, general and administrative expenses increased by approximately 101% due to increased operations and the normal business expenses incurred.

Other Income and Expenses

Other income (expense) for the years ended December 31, 2023 and 2022 was ($19,981) and $590,077, respectively.  The change in other income (expense) can be attributed to the registrant's increase in interest expense and the ratable changes in derivative liabilities along with a gain on settlement of liabilities.  Other income (expense) consisted of interest expense of ($13,557) and ($454), respectively; gain on settlement of liabilities of $0 and $594,516, respectively; amortization of debt discount of ($3,639) and ($4,925), respectively and change in derivatives of ($2,767) and $940, respectively.

Income (Loss) from Operations

Net income (loss) from operations for the year ended December 31, 2023 was $(617,857) compared to $54,423 for the year ended December 31, 2022.  The decrease in net income can primarily be attributed to the registrant's gain on settlement of liabilities of $594,516 in 2022.  There was no similar gain during the year ended December 31, 2023. Net loss increased by ($672,280) over the comparable periods.

Comprehensive Income (Loss)

For the years ended December 31, 2023 and 2022, the registrant had a foreign exchange translation gain (loss) of ($373) and $31,464 respectively.  As a result, the registrant had a comprehensive loss of ($618,230) for the year ended December 31, 2023 compared to a comprehensive income of $85,887 for the year ended December 31, 2022.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the registrant will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of June 30, 2024, the registrant had $18,678 in cash and cash equivalents. The registrant has not generated revenue and has relied primarily upon capital generated from officers and directors of the registrant.

The registrant had a comprehensive loss of $383,162 and $444,230 for the six months ended June 30, 2024 and 2023, respectively. The registrant has accumulated losses totaling $7,217,950 at June 30, 2024. Because of the absence of positive cash flows from operations, the registrant will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the registrant's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The registrant presently able to meet its obligations as they come due through borrowing and the support of the registrant's officers and directors.  At June 30, 2024, the registrant had a working capital deficit of $1,434,997. The registrant's working capital deficit is due to the results of operations.

The registrant issued three convertible promissory notes in 2022, eighteen convertible promissory notes in 2023 and two convertible promissory notes as of June 30, 2024.  The interest rate of these notes is 8%, and they each had a term of one year.  The registrant and certain lenders executed an amendment to each of the notes to restate their respective interest rates as 8% and to extend the maturity date by an additional year.  None of the notes issued contain penalty provisions upon default and none of the notes are currently in default.

The registrant sources of financing were provided by the issuance of convertible promissory notes.  The table below represent the convertible promissory notes issued as of June 30, 2024:

									* Eligible
Note	Note	Original	Current	Accrued		Interest	Default		Shares if
Holder	Date	Princpal	Principal Bal	Interest	Maturity	Rate	Int. Rate	Status [1]	Full Conversion
James White	8/26/2022	$5,000	$5,000	$738.64	8/26/2024	8.00%	8.00%	Current	1,109,878
Deborah McNamara	8/26/2022	5,000	5,000	738.64	8/26/2024	8.00%	8.00%	Current	1,109,878
Kevin Bonnebie	10/12/2022	10,000	10,000	1,374.23	10/12/2024	8.00%	8.00%	Current	2,219,756
Paul Bremner	1/24/2023	2,000	2,000	229.26	1/24/2024	8.00%	8.00%	Overdue	400,000
Donald Flindt	1/26/2023	35,000	35,000	2,807.67	1/26/2024	8.00%	8.00%	Overdue	7,000,000
Christina Crowther	1/26/2023	25,000	25,000	2,005.48	1/26/2024	8.00%	8.00%	Overdue	5,000,000
Clifford Baschuk	1/27/2023	10,000	10,000	802.18	1/27/2024	8.00%	8.00%	Overdue	2,000,000
Bill Campbell	1/27/2023	10,000	10,000	1,139.71	1/27/2024	8.00%	8.00%	Overdue	2,000,000
Garth Eberle	1/28/2023	5,000	5,000	568.78	1/28/2024	8.00%	8.00%	Overdue	1,000,000
Stephen Campbell	1/30/2023	10,000	10,000	802.18	1/30/2024	8.00%	8.00%	Overdue	2,000,000
Brandon Campbell	1/30/2023	10,000	10,000	1,133.14	1/31/2024	8.00%	8.00%	Overdue	2,000,000
Bob Washington	1/30/2023	10,000	10,000	1,133.14	1/31/2024	8.00%	8.00%	Overdue	2,000,000
Mark Benoit	2/1/2023	5,000	5,000	564.39	2/1/2024	8.00%	8.00%	Overdue	1,000,000
Clifford Baschuk	2/1/2023	15,000	15,000	1,693.16	2/1/2024	8.00%	8.00%	Overdue	3,000,000
Harry Leach	4/13/2023	10,000	10,000	973.14	4/13/2024	8.00%	8.00%	Overdue	2,000,000
Jeb Fiebelkorn	4/26/2023	10,000	10,000	973.14	4/26/2024	8.00%	8.00%	Overdue	2,000,000
Graham Gilbert	5/26/2023	5,000	5,000	401.10	5/26/2024	8.00%	8.00%	Overdue	715,000
Derek Hokanson	5/26/2023	5,000	5,000	439.46	5/26/2024	8.00%	8.00%	Overdue	1,000,000
Donald Flindt	5/30/2023	20,000	20,000	1,604.38	5/30/2024	8.00%	8.00%	Overdue	3,333,000
Kenton Embree	7/6/2023	20,000	20,000	1,578.08	7/6/2024	8.00%	8.00%	Overdue	4,000,000
Bob Washington	11/15/2023	10,000	10,000	499.72	11/15/2024	8.00%	8.00%	Current	3,000,000
Clifford Baschuk	3/4/2024	10,000	10,000	258.63	3/4/2025	8.00%	8.00%	Current	3,000,000
Leonard Bilodeau	6/16/2024	25,000	25,000	76.71	6/16/2025	8.00%	8.00%	Current	3,787,879

The promissory notes are convertible into common stock of the registrant at the holder's option following the removal of the Cease Trade Order issued by the Alberta Securities Commission.

* Eligible shares based on the Black Scholes Model calculated at period end of June 30, 2024

Cash Flows

The following table sets forth the primary sources and uses of cash and cash equivalents for the six months ended June 30, 2024 and 2023 as presented below:

ATACAMA RESOURCES INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30,	2024	2023	Percent Increase (Decrease)
Operating Activities
Net loss	$(374,020)	$(446,756)	(16%)
Change in fair value of derivatives	1,229	11,059	(89%)
Amortization of debt discount	----	29,749	(100%)
Gain on settlement of payables	(372,222)	(95,884)	288%
Stock issued for settlement of liabilities	40,500	----	100%
Stock issued for mineral rights	----	56,000	(100%)
Stock issued for services	17,921	234,000	(92%)
Accrued compensation and accounts payable	456,864	5,079	8,895%
Net cash from operating activities	(229,728)	(206,753)	11%

Financing Activities
Proceeds from related party	(30,178)	76,371	(140%)
Proceeds from convertible notes payable	35,000	177,000	(80%)
Proceeds from the sale of Common Stock	200,232	----	100%
Net cash provided by financing activities	205,054	253,371	(19%)

Foreign Currency Translation	$9,142	$2,526	262%

Net Increase (Decrease) in Cash Equivalents	(15,532)	49,144	(132%)
Cash and Cash Equivalents at beginning of period	34,210	4,259	703%
Cash and Cash Equivalents at end of period	$18,678	$53,403	(65%)

Net cash used in operating activities for the six months ended June 30, 2024 and 2023 were ($229,728) and ($206,753), respectively.

Net cash provided by financing activities for the six months ended June 30, 2024 and 2023 were $205,054 and $253,371, respectively.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations.  If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever.

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of its Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses and the valuation of our assets and contingencies.  In consultation with the Company's Board of Directors, management has identified in the accompanying financial statements the accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management's most difficult, subjective judgments.  See "Note 3 - Summary of Significant Accounting Policies" in our financial statements for additional information.  We believe our estimates and assumptions to be reasonable under the circumstances.  However, actual results could differ from those estimates under different assumptions or conditions. Our financial statements are based on the assumption that we will continue as a going concern.  If we are unable to continue as a going concern, we would experience additional losses from the write-down of assets.

Off - Balance Sheet Arrangements

We have made no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

Tannahill Option Agreement

Atacama entered into an option agreement on January 27, 2023 with CJP Exploration Inc., Edward Shynkorenko, Peter Hermeston, and Margaret W. Sigouin.  Pursuant to this option agreement, the company has the sole and exclusive option to acquire up to an undivided 100% interest in and to the mining claims located in Schedule A of the agreement.  The option shall be exercisable by the company by making cash payments according to the following schedule.  These payments shall be made in Canadian Dollars.  The conversion rate as of January 27, 2023 is $1 CAD = $0.7499 USD.

i) $10,000 CAD ($7,499 USD) within 10 days following the effective date of the option agreement;

ii) $10,000 CAD ($7,499 USD) within 10 days of the first anniversary of the effective date of the option agreement;

iii) $10,000 CAD ($7,499 USD) within 10 days of the second anniversary of the effective date of the option agreement;

iv) $30,000 CAD ($22,497 USD) within 10 days of the third anniversary of the effective date of the option agreement; and

v) $40,000 CAD ($29,996 USD) within 10 days of the fourth anniversary of the effective date of the option agreement.

$250,000 CAD ($187,475 USD) in eligible work payments are required over the four-year period.

In addition, there is a 2% royalty on Net Smelter Returns for all minerals within the optioned property.  The company will have the right to purchase this royalty for a purchase price of $2,000,000 CAD ($1,499,800 USD).

Heighington Option Agreement

Atacama entered into an option agreement on February 11, 2023 with Fred Kiernicki, which was amended and revised on August 28, 2023.  Pursuant to this option agreement, the company has the sole and exclusive option to acquire up to an undivided 100% interest in and to the mining claims located in Schedule A of the agreement.  The option shall be exercisable by the company making cash payments and according to the following schedule.  These payments shall be made in Canadian Dollars.  The conversion rate as of February 10, 2023 is $1 CAD = $0.7470 USD.

i) $10,100 CAD ($7,545 USD) within 10 days following the effective date of the option agreement;

ii) $10,100 CAD ($7,545 USD) within 10 days of the first anniversary of the effective date of the option agreement;

iii) $10,100 CAD ($7,545 USD) within 10 days of the second anniversary of the effective date of the option agreement;

iv) $30,300 CAD ($22,634 USD) within 10 days of the third anniversary of the effective date of the option agreement; and

v) $40,400 CAD ($30,179 USD) within 10 days of the fourth anniversary of the effective date of the option agreement.

$80,000 CAD ($59,760 USD) in eligible work payments are required over the four-year period.

In addition, there is a 2% royalty on Net Smelter Returns for all minerals within the optioned property.  The company will have the right to purchase this royalty for a purchase price of $1,000,000 CAD ($747,000 USD) per percent.

Item 3. Description of Property

The following table describes the mining claims on the properties owned by the registrant and the primary minerals found on the properties.

Asset Name	Primary Mineral	Claims	Acres	Options Payments	Maintenance Commitments	Acquisition Date
Tannahill	gold	29	640	10,000		1/27/2023
Atacama #3	gold	49	1940	32,000		12/15/2022
Heighington Lithium	lithium	12	500	10,000		2/11/2023
Heighington Lithium	lithium	2	100	Staked		6/15/2023
Heighington Lithium	lithium	12	500	Shares		7/15/2023
Atikokan Lithium	lithium	2	40	1,000		10/31/2022
Cabo Cobalt	cobalt	8	237	4,500		8/25/2022
Carbonatite #1	niobium	18	370	2,500		9/28/2022
Carbonatite #2	niobium	17	370	2,500		9/28/2022
Total		149	4697	62,500

The Heighington Lithium Property located in the Larder Lake Mining Division in Northeastern Ontario. The property is held by Fred Kiernicki , and there is an option agreement between Kiernicki and Cambrian Mining Corporation/Atacama Resources International Inc. dated 2023/02/11.

The Atakokan Lithium Property consists of 2 claim units situated to the east of Atikokan with a section of the TransCanada Highway cutting across the northwest section of the claim block.

The Carbonatite #1 Property consists of 18 claim units that cover a significant portion of a massive Alkalic Intrusive unit with Carbonatite.  This property is situated in the Porcupine Mining Division of Northern Ontario.  The Ministry of Northern Development and Mines, Ontario registration information for the transfer is Event ID #1618650, Transaction #98508.

The Carbonatite #2 Property consists of 17 claim units that cover a significant Alkalic Intrusive unit with Carbonatite.  This property is situated in the Patricia Mining Division of Northwestern Ontario.  The Ministry of Northern Development and Mines, Ontario registration information for the transfer is Event ID #1621194, Transaction #980507.

The Tannahill Gold Property consists of 29 claim units located to the northeast of the Kirkland Lake gold camp.  The property is situated in the Larder Lake Mining Division of Northeastern Ontario.  The Ministry of Northern Development and Mines, Ontario registration for the transfer is Event ID #1591092, Transaction #96484.  An early Exploration Plan/Permit, PR-23-000059 has been requested and approved by the Ministry of Northern Development and Mines to complete ground geophysical surveys and follow up diamond drilling on the property.

The Golden Eagle/Atacama 3 Properties consist of 49 claim units in the middle of the Kirkland Lake Gold camp and lie approximately 3 kilometers to the south of the Macassa Gold Mine in the town of Kirkland Lake, Ontario.  In total, there are 2000 acres present on this property.  The property is situated in the Larder Lake Mining Division of Northeastern Ontario.  The Ministry of Northern Development and Mines, Ontario registration information for the transfer is Event ID #1596520, Transaction #96762.

The Cabo Cobalt Property consists of 8 claim units located in Lorrain Township in the Cobalt Camp.

The following map shows the location of each property held by Atacama/Cambrian Mining in the Province of Ontario.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of our common stock, Series A Preferred Stock, and Series B Preferred Stock, as of July 30, 2024, by:

• All of our current directors and executive officers, individually; and

• All persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 1,142,366,403 shares of our common stock outstanding, 0 shares of our Series A Preferred Stock outstanding, and 580 shares of our Series B Preferred Stock outstanding as of July 30, 2024.  The SEC has defined "beneficial ownership" to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of the following persons listed below is c/o Atacama Resources International, Inc., 1317 Edgewater Dr., #2510, Orlando, FL 32804.

Name	Amount	Class	Ownership Percentage of Class Outstanding
Glenn Grant CEO/CFO, Director	41,889,341(1)	Common	3.59%
	0	Preferred A	0.00%
	82(2)	Preferred B	14.19%
Gregory Praver COO, Director	5,220,000(6)	Common	0.45%
	0	Preferred A	0.00%
	0	Preferred B	0.00%
Thomas Moynihan CFO	400,000	Common	0.04%
	0	Preferred A	0.00%
	0	Preferred B	0.00%
Brian Praver VP of Business Development	7,986,112	Common	0.68%
	0	Preferred A	0.00%
	0	Preferred B	5.54%
Don Swartz Director	11,478,527(5)	Common	0.98%
	0	Preferred A	0.00%
	32(3)	Preferred B	5.54%
John Grant Director	0	Common	0.00%
	0	Preferred A	0.00%
	0	Preferred B	0.00%
William MacRae Director	0	Common	0.00%
	0	Preferred A	0.00%
	0	Preferred B	0.00%
All Officers and Directors as a Group (7 persons)	66,973,980	Common	5.74%
	0	Preferred A	0.00%
	114	Preferred B	19.66%
Daniel Finch(7) Former COO, Former Director	92,691,705	Common	7.94%
	0	Preferred A	0.00%
	0	Preferred B	0.00%
Ben Burkhardt(8) Former Director	0	Common	0.00%
	0	Preferred A	0.00%
	58(4)	Preferred B	10.19%
Brian Grant(8) Former Director	1,025,000	Common	0.09%
	0	Preferred A	0.00%
	0	Preferred B	0.00%

(1) Includes 12,000,000 common shares owned by Sandra Grant, Mr. Grant's wife.

(2) The 82 Series B Preferred Shares owned by Mr. Grant are convertible into 41,000,000 common shares.

(3) The 32 Series B Preferred Shares owned by Mr. Swartz are convertible into 16,000,000 common shares.

(4) The 58 Series B Preferred Shares owned by Mr. Burkhardt are convertible into 29,000,000 common shares.

(5) This includes 2,033,265 common shares owned by the Donald H. Swartz Trust.

(6) This includes 2,275,000 common shares owned by Gabriella Nutile, Mr. Praver's wife.

(7) Mr. Finch retired from the Company and resigned from all positions on February 1, 2024.

(8) Mr. Burkhardt resigned as a director on April 15, 2024.

(9) Mr. Grant resigned as a director on April 16, 2024.

The following persons listed below have been retained to provide services as director until the qualification and election of his successor.  All holders of common stock and Series A preferred stock will have the right to vote for directors.

The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of the registrant, supervising the development business plan, review of the officers' performance of specific business functions.  The board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of the registrant.  A director shall be elected by the shareholders to serve until the next annual meeting of shareholders, or until his or her death, or resignation and his or her successor is elected.

Changes in Control

There are no present arrangements or pledges of our securities that may result in a change in control of the registrant.

Item 5. Directors and Executive Officers

The following persons listed below have been retained to provide services as director until the qualification and election of his successor.  All holders of common stock and Series A preferred stock will have the right to vote for directors.

The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of the registrant, supervising the development business plan, review of the officers' performance of specific business functions.  The board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of the registrant.  A director shall be elected by the shareholders to serve until the next annual meeting of shareholders, or until his or her death, or resignation and his or her successor is elected.

The Executive Officers and Directors are:

Name	Position	Term(s) of Office
Glenn Grant	Chief Executive Officer	June 15, 2013 to September 1, 2019 August 2022 to present
	Director	June 15, 2013 to September 1, 2019 August 2022 to present
	Chief Financial Officer	June 15, 2013 to September 1, 2019 August 2022 to April 2024
Gregory Praver	Chief Operating Officer	April 1, 2024 to present
Thomas Moynihan	Chief Financial Officer	April 15, 2024 to present
Brian Praver	Vice President of Business Development	April 15, 2024 to present
Don Swartz	Director	October 15, 2016 to September 1, 2019 April 2023 to present
John Grant	Director	April 2024 to present
William MacRae	Director	April 2024 to present
Brian Grant	Former Director	January 2023 to April 2024
	Former Chief Operating Officer	June 1, 2015 to September 1, 2019 August 2022 to February 1, 2024
Daniel Finch	Former Director	June 1, 2015 to September 1, 2019 August 2022 to February 1, 2024
Ben Burkhardt	Former Director	April 2023 to April 2024

Resumes

Glenn Grant, age 76, originally became the Chief Executive Officer of Atacama Resources International Inc. in January 2015.  Mr. Grant is a resident of Alberta, Canada.  On July 27, 2018, the Alberta Securities Commission placed a Cease Trade Order ("CTO") on the Company due to the Company being unable to make the necessary financial filings on SEDAR.  The CTO is currently in effect.  On September 1, 2019, Mr. Grant resigned from his position with the registrant.  On August 10, 2022, David Berry, the last remaining board member from the previous management team, requested that Mr. Grant return to the position with registrant, which Mr. Grant accepted. Mr. Grant works through his 100% owned company, BOWER Solutions, Ltd.  Mr. Grant holds a Construction Engineering Degree from the Middleham University which was completed May 25, 1995.

Greg Praver, age 29, has been working for the Company as the director of Investor Relations since December 2023 and was named Chief Operating Officer on April 1, 2024.  Mr. Praver is a resident of Stamford, Connecticut.  From October 2022 through December 2023, Mr. Praver developed community relationships and created new business as a life insurance field underwriter, agent, and independent broker for Symmetry Financial Group.  From January 2022 through October 2022, Mr. Praver managed operations as an account executive of The Plam Beaches.  From January 2017 through January 2023, Mr. Praver acted as the CEO/Founder/author for Grasshopper Greg, LLC, a media website focused on travel strategies and travel guides.  Mr. Praver received a BA Cum Laude in Communication and Journalism from the University of Tampa honors program in December 2015.  Mr. Praver was appointed as a director of the Company pursuant to Article III, Section 4 of the Company's bylaws on April 16, 2024.

Don Swartz, age 91, is the founder and former president of Effectiveness Resource Group, Inc., which was a professional consulting company devoted to helping individuals, groups and organizations increase effectiveness.  Mr. Swartz is a resident of Washington State in the United States.  Mr. Swartz is a Registered Organization Development Consultant, having met the performance and ethical standards of the Organization Development Institute.  During his 42 years of organization development consulting, Mr. Swartz served clients throughout the US, Canada, and southeast Asia in public and private sectors, profit and non-profit.  Mr. Swartz has been a director of the Company since April 18, 2023 and was previously a director from October 15, 2016 to September 1, 2019.  Mr. Swartz graduated with honors as a mechanical engineer from Lehigh University in 1953.

Thomas Moynihan, age 61, was named Chief Financial Officer of Atacama Resources International Inc. on April 16, 2024.  Mr. Moynihan is a resident of Connecticut in the United States.  Mr. Moynihan has been a tax accountant located in Stamford, Connecticut since April 2014.  Mr. Moynihan received a Masters in Accounting from Pace University in May 1984 and a Masters in Tax from Pace University in June 1989.

Brian Praver, age 62, was named the Vice President of Business Development of Atacama Resources International Inc. on April 16, 2024.  Mr. Praver is a resident of Florida in the United States.  Mr. Praver has been a recruiter for Anderson Young Association in Woodcliff Lake, New Jersey since August 2015 and was a regional manager at First Citizens Bank in Atlanta, Georgia from June 2011 to July 2015.  Mr. Praver received a BA from Queens College in 1984 and an MBA from Adelphi University in 1986.

John Grant, age 71, has been involved in all aspects of the Mining and Exploration industry for 48 years with a primary focus on the geophysical aspect of the industry.  Mr. Grant is a resident of Timmons, Ontario.  Mr. Grant was a senior field geophysical manager of Geophysical Engineering, now Teck, from 1975 to 1980.  Mr. Grant has acted as the exploration Manager and the owner of Exsics Exploration Limited from 1980 through the present, in which he has managed numerous exploration programs for a number of major and junior mining companies through Ontario, Quebec, Newfoundland, Manitoba, British Columbia and Nevada.  Mr. Grant graduated from Cambrian College of Applied Arts and Technology in 1975 with a three year honours diploma in Geology Technology.  Mr. Grant is a Fellow of the Geological Association of Canada, a member of the Certified Engineering Technologists of Ontario and a member of the PDAC.  Mr. Grant was appointed as a director of the Company pursuant to Article III, Section 4 of the Company's bylaws on April 16, 2024.

William MacRae, age 75, has been in the mining industry for more than 43 years.  Mr. MacRae is a resident of Timmons, Ontario.  Mr. MacRae has worked for Noranda, Newmont, Kinross Gold, Placer Dome, several Junior Exploration companies, the Geological Survery of Canada and the Ontario Geological Survey.  Mr. MacRae acted as the VP of Exploration (Ontario) for Matamec Exploration from 2007 to 2008 and has been a director and member of the Audit Committee of RJK Explorations since 2017.  Mr. MacRae has been involved primarily in gold exploration from grass roots to bulk sampling of underground mineralization.  Mr. MacRae was the Exploration Manager in Timmins for the Canada Nickel Company from 2019 to 2023 and played a role in taking the Crawford Nickel deposit from grass roots exploration to a bankable feasibility over the course of four years.  Mr. MacRae held executive positions on volunteer boards, including acting as the president of Porcupine Prospectors and Developers since 1975, the vice president of Ontario Prospectors Association since 1998, the executive director of Timmins Economic Development Corporation from 1991 to 2011, and as a director on the Timmins and District Hospital Foundation Board since 2021.  Mr. MacRae has a good working relationship with all levels of government from municipal to federal and a long working history with the Ontario Minister of Mines from 2000 to 2010.  Mr. MacRae graduated from Lakehead University with an Honours BSc in 1975 and from McMaster University with a post graduate degree in Geology in 1982.  Mr. MacRae was appointed as a director of the Company pursuant to Article III, Section 4 of the Company's bylaws on April 16, 2024.

Brian Grant, age 52, has 30 years of experience in local and international oilfield service companies.  Mr. Grant is a resident of Alberta, Canada.  Mr. Grant has knowledge and experience in increasing company revenues, both local and international and in streamlining processes and sales and marketing strategies.  Mr. Grant is responsible for a multi-million profit and loss center as the Senior Vice President and as a director of Clean Harbor Inc.  His responsibilities include maintaining sales, operating and capital budgets and various cost savings initiatives.  This involves ensuring compliance of operational units with overall corporate objectives.  Mr. Grant was a director of the Company from January 1, 2023 to April 16, 2024.  Mr. Grant graduated from Devon High School in Alberta, Canada in 1988.

Daniel Finch, age 80, was named Chief Operating Officer of Atacama Resources International Inc. on June 15, 2015 and elected to the board of directors of the Company by board resolution on July 15, 2015.  Mr. Finch is a resident of Alabama in the United States.  On July 27, 2018, the Alberta Securities Commission placed a CTO on the Company due to the Company being unable to make the necessary financial filings on SEDAR.  The CTO is currently in effect.  On September 1, 2019, Mr. Finch resigned from his position with the registrant.  On August 10, 2022, David Berry, the last remaining board member from the previous management team, requested that Mr. Finch return to the position with registrant, which Mr. Finch accepted. Mr. Finch works through his 100% owned company, Dannette Technologies.  Mr. Finch graduated from the Indiana Institute of Technology with a BS in Physics in June 1963 and an MBA from the Booth School of Business, the University of Chicago in December 1969.  Mr. Finch retired from the Company on February 1, 2024 and resigned from all positions.

Ben Burkhardt, age 49, is an entrepreneur and business operator who has established, developed, and sold cannabis businesses for more than twenty years.  Mr. Burkhardt is a resident of Texas in the United States.  He founded Beyond Broadway LLC in Colorado on October 1, 2009.  Mr. Burkhardt was introduced to Atacama Resources International Inc. in 2019.  Mr. Burkhardt will assist the registrant with fundraising, grant applications, and applicable investor relations as the registrant prepares to accrue and deploy key resources into exploration of precious metals and rare earth minerals.  Mr. Burkhardt was a director of the Company from April 18, 2023 to April 15, 2024.  Mr. Burkhardt graduated from the St. Thomas Military Academy in St. Paul, Minnesota and received a Bachelor of Arts degree from St. Norbert College in De Pere, Wisconsin in 1996.

Significant Employees

We have no significant employees who are not executive officers.

Family Relationships

Glenn Grant is the father of Brian Grant.

Brian Praver is the father of Gregory Praver.

There is no relationship between Glenn Grant and John Grant.

Directorships

None

Involvement in Certain Legal Proceedings

During the past ten years, no director, promoter or control person:

• has filed a petition under federal bankruptcy laws or any state insolvency laws, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

• was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

• was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from or otherwise limiting the following activities:

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

Engaging in any type of business practice; or

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

was the subject of any order, judgment or decree, not subsequently reverse, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding bullet point, or to be associated with persons engaged in any such activity;

was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

any Federal or State securities or commodities law or regulation; or

any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

any law or regulation prohibiting mail or wire fraud in connection with any business activity; or

was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, or any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Promoters and control person

Not applicable.

Item 6. Executive Compensation

Executive Compensation

The following table sets forth the compensation paid to officers and board of directors since inception. The table sets forth this information for salary, bonus, and certain other compensation to the board of directors and named executive officers since inception and includes all board of directors and officers as of June 30, 2024.

SUMMARY COMPENSATION TABLE

Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Glenn Grant CEO	2022	25,000	0	0	0	0	25,000
	2023	60,000	0	0	0	0	60,000
	2024	45,000	0	0	0	0	45,000
Dan Finch Former COO	2022	25,000	0	0	0	0	25,000
	2023	65,000	0	0	0	0	65,000
	2024	36,000	0	0	0	0	36,000
Greg Praver COO	2024	26,100	0	0	0	0	26,100
Thomas Moynihan, CFO	2024	9,000	0	0	0	0	9,000
Brian Praver, Director	2024	9,000	0	0	0	0	9,000
David Berry Former board(1)	2022	0	0	0	0	129,387	129,387
Colin Keith Former CEO (1)	2022	0	0	0	0	129,387	129,387

1) The amounts paid to Mr. Berry and Mr. Keith were paid in Canadian Dollars.  The exchange rate on December 30, 2022 was 1 Canadian Dollar equaled $0.7368 United States Dollars.

Except for such compensation and as indicated above, no cash compensation, deferred compensation, pension benefits or long-term incentive plan awards were issued or granted to our management during the fiscal years indicated above.  Further, no member of management has been granted any option or stock appreciation rights except as indicated below; accordingly, no tables relating to such items have been included within this Item.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

Certain current officers and directors paid expenses on behalf of the Company and are due reimbursement. During the period ended September 30, 2023, the Company issued Demand Notes to Glenn Grant and Daniel Finch for the conversion of outstanding liabilities.  As of June 30, 2024 and December 31, 2023, the balance due to notes payable - related parties was $89,805 and $119,983, respectively. The amount attributed to Glenn Grant was $87,945 and $114,124, respectively; and Daniel Finch was $1,860 and $5,860, respectively. As of June 30, 2024 and December 31, 2023, the accrued interest related party was $3,466 and $901, respectively.  The amount attributed to Glenn Grant was $3,264 and $827, respectively; and Daniel Finch was $203 and $74, respectively.

Promoters and Certain Control Persons

Except as indicated under the heading "Transactions with Related Persons" above, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Director Independence

Our Common Stock is currently quoted on the OTC Pink Markets, which does not impose specific standards relating to director independence or the makeup of committees with independent directors, or provide definitions of independence. In accordance with the rules of the SEC, we determine the independence of our directors by reference to the rules of The Nasdaq Stock Market ("NASDAQ"). Independent directors are directors who do not have a material or pecuniary relationship with the company or related persons, except for sitting fees.  In accordance with such rules, the Board has determined that Ben Burkhardt and Don Swartz are independent directors.

Item 8. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that may arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse effect on our business, financial conditions, or operating results. We are not aware of any legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

a)  Market Information.  The Company began trading publicly under the symbol ACRL on March 4, 2016 on the OTC Markets Pink Sheets.  The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

The following table sets forth the high and low sales prices for our common stock, which has been listed on the OTC Markets Pink for all periods presented.

Quarter Ended	High	Low
9/30/23	$.0054	$.0015
12/31/23	$.0050	$.0015
3/31/24	$.0092	$.0035
6/30/24	$.0079	$.0052

Quarter Ended	High	Low
9/30/22	$.0100	$.0037
12/31/22	$.0083	$.0037
3/31/23	$.0100	$.0039
6/30/23	$.0085	$.0037

b)  Holders.  As of July 30, 2024, there were 224 shareholders of record of our common stock.

c)  Dividends.  Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors.  No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the foreseeable future.

d)  Securities authorized for issuance under equity compensation plans.  Not applicable

e)  Performance graph.  Not applicable.

Item 10. Recent Sales of Unregistered Securities.

The Company is authorized to issue 2,900,000,000 common shares with a par value of $0.0001.

During the last three years, we issued the following securities:

Date of Transaction	Transaction type	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share)	Individual/ Entity Shares were issued to	Reason for share issuance
8/15/22	Cancellation	(92)	Series B Preferred	0.0001	Daniel Finch, former COO, Atacama Resources International	Cancellation
8/15/22	New issuance	46,000,000	Common	0.0001	Daniel Finch, former COO, Atacama Resources International	Conversion Preferred B to Common
8/17/22	Cancellation	(6)	Series B Preferred	0.0001	Johnathan Yellin	Cancellation
8/17/22	New issuance	3,000,000	Common	0.0001	Johnathan Yellin	Conversion Preferred B to Common
8/30/22	Cancellation	(18)	Series B Preferred	0.0001	Shaka Holdings Trust, Sandip Patidar, Trustee	Cancellation
8/30/22	New issuance	9,000,000	Common	0.0001	Shaka Holdings Trust, Sandip Patidar, Trustee	Conversion Preferred B to Common
9/08/22	Cancellation	(8)	Series B Preferred	0.0001	Spivak Family Trust, Stephen Spivak, Manager	Cancellation
9/08/22	New issuance	4,000,000	Common	0.0001	Spivak Family Trust, Stephen Spivak, Manager	Conversion Preferred B to Common
4/01/23	New issuance	9,000,000	Common	0.0045	John C Grant	Settlement of accounts payable
4/01/23	New issuance	27,000,000	Common	0.0045	Daniel Finch, former COO, Atacama Resources International	Services
4/01/23	New issuance	4,000,000	Common	0.0045	Daniel Finch, former COO, Atacama Resources International	Conversion Preferred B to Common
4/01/23	Cancellation	(8)	Series B Preferred	0.0001	Daniel Finch, former COO, Atacama Resources International	Cancellation
4/01/23	New issuance	12,000,000	Common	0.0045	Glenn Grant, CEO, Atacama Resources International, Inc.	Services
4/01/23	New issuance	4,500,000	Common	0.0045	Glenn Grant, CEO, Atacama Resources International, Inc.	Conversion Preferred B to Common
4/01/23	Cancellation	(9)	Series B Preferred	0.0001	Glenn Grant, CEO, Atacama Resources International, Inc.	Cancellation
4/01/23	New issuance	2,000,000	Common	0.007	David Jackson	Services Rendered
4/01/23	New issuance	1,000,000	Common	0.007	Nelson Riis	Services Rendered
4/01/23	New issuance	1,000,000	Common	0.007	Allan Flasch	Services Rendered
5/19/23	New issuance	3,000,000	Common	0.0075	Stuart J Spivak	Conversion Preferred B to Common
4/01/23	Cancellation	(6)	Series B Preferred	0.0001	Stuart J Spivak	Cancellation

Date of Transaction	Transaction type	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share)	Individual/ Entity Shares were issued to	Reason for share issuance
9/28/23	Issue	9	Series B Preferred	0.0001	Glenn Grant, CEO, Atacama Resources International, Inc.	Re-issue, reversed cancellation
9/28/23	Cancellation	(4,500,000)	Common	0.0045	Glenn Grant, CEO, Atacama Resources International, Inc.	Cancel Conversion Preferred B to Common
9/28/23	Cancellation	(1,000,000)	Common	0.007	Allan Flasch	Cancel issuance
9/28/23	Cancellation	(1,000,000)	Common	0.007	Nelson Riis	Cancel issuance
9/28/23	Cancellation	(2,000,000)	Common	0.007	David Jackson	Cancel issuance
9/28/23	Cancellation	(12,000,000)	Common	0.007	Glenn Grant, CEO, Atacama Resources International, Inc.	Cancel issuance
9/28/23	Cancellation	(9,000,000)	Common	0.0045	John C Grant	Cancel issuance
12/1/23	New issuance	2,500,000	Common	0.0025	Greg Paver	Services Rendered
12/12/23	New issuance	1,000,000	Common	0.0025	Rawle Gibson	Cash
12/12/23	New issuance	2,000,000	Common	0.0025	Yvonne Barrow	Cash
12/12/23	New issuance	4,000,000	Common	0.0025	Doninique Doyal	Cash
12/16/23	New issuance	4,000,000	Common	0.0025	Derek Cummings	Cash
12/16/23	New issuance	800,000	Common	0.0025	Janice Wagdy	Cash
12/20/23	New issuance	1,000,000	Common	0.0025	Cora Hewitt	Cash
12/22/23	New issuance	2,275,000	Common	0.0022	Gabriella Nutile	Cash
12/27/23	New issuance	5,500,000	Common	0.0020	Larry J Payne	Cash
12/27/23	New issuance	11,363,637	Common	0.0022	Stuart M Kruger	Cash
12/27/23	New issuance	1,704,545	Common	0.0022	Stuart M Kruger	Services Rendered
12/28/23	New issuance	200,000	Common	0.0037	Greg Praver	Services Rendered
12/31/23	Cancellation	(2,000,000)	Common	0.007	Daniel Finch, former COO, Atacama Resources International	Cancel issuance
1/12/24	New issuance	1,200,000	Common	0.0025	Enrique Andrade	Cash
1/12/24	New issuance	800,000	Common	0.0025	Larry J Payne	Cash
1/23/24	New issuance	4,000,000	Common	0.0026	Russell E Lewis	Cash
1/23/24	New issuance	2,000,000	Common	0.0025	Cesar Alberto Islas	Cash
1/25/24	New issuance	4,000,000	Common	0.0025	Seymour Applebaum	Cash
2/1/24	Cancellation	(1)	Preferred A	0.0001	Daniel Finch, former COO, Atacama Resources International	Cancel issuance
2/16/24	New issuance	1,960,785	Common	0.0051	Donald Swartz	Cash
2/16/24	New issuance	3,571,429	Common	0.0028	Elizabeth Rudolph	Cash
2/20/24	New issuance	6,944,445	Common	0.0036	Brian & Julie Praver	Cash

Date of Transaction	Transaction type	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share)	Individual/ Entity Shares were issued to	Reason for share issuance
2/20/24	New issuance	1,428,572	Common	0.0035	Jose Federico Quiroz	Cash
2/20/24	New issuance	150,000	Common	0.0033	Larry J Payne	Services Rendered
2/20/24	New issuance	1,086,957	Common	0.0046	Trent Berg	Cash
2/29/24	New issuance	2,520,000	Common	0.005	Greg Praver	Services Rendered
4/1/24	New issuance	271,078	Common	0.006	Donald Swartz	Services Rendered
4/1/24	New issuance	1,041,667	Common	0.006	Brian & Julie Praver	Services Rendered
4/1/24	New issuance	400,000	Common	0.006	Seymour Applebaum	Services Rendered
4/1/24	New issuance	357,143	Common	0.006	Elizabeth Rudolph	Services Rendered
4/1/24	New issuance	400,000	Common	0.006	Derek Cummings	Services Rendered
4/1/24	New issuance	400,000	Common	0.006	Russell Lewis	Services Rendered
4/1/24	New issuance	75,000	Common	0.006	John F Rezek Jr.	Services Rendered
4/29/24	New issuance	4,561,404	Common	0.006	Jeffrey and Terry Wohl	Cash
5/6/24	New issuance	1,639,344	Common	0.006	Robert & Lisa Klein	Cash
5/14/24	New issuance	4,098,361	Common	0.006	John Rivera	Cash
6/28/24	New issuance	1,698,113	Common	0.006	Thomas Dapolito, Jr.	Cash

The above issued common shares were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 11. Description of Registrant's Securities to be Registered.

Authorized Capital

The total number of shares that we have the authority to issue is two billion nine hundred million (2,900,000,000) common shares, par value $0.0001.

Series A Preferred Stock

Our Series A Preferred Stock has the following powers, rights, qualifications, limitations and restrictions:

Series A Preferred Stock, $0.0001 par value.  There are ten (10) shares authorized.  There are no conversion rights associated with this class of stock.  Shares of Series A Preferred Stock may only be issued in exchange for the full controlling interest held by the Management or its designee.

Series A Preferred Stock has the following voting rights: If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of common shares which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B Preferred Stocks which are issued and outstanding at the time of voting.

Each individual share of Series A Preferred Stock shall have voting rights equal to:

[four times the sum of: {all common shares issued and outstanding at the time of voting + all shares of Series B Preferred Stocks issued and outstanding at time of voting}]

Divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

Holders of Series A Preferred Stock are not entitled to any dividend rights.

Holders of Series A Preferred Stock are not entitled to any liquidation rights.

Other than as stated above, the Series A Preferred Stock does not have redemption or sinking fund provisions.

Series B Preferred Stock

Our Series B Preferred Stock has the following powers, rights, qualifications, limitations and restrictions:

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series B Preferred Stock". It shall have 1,000,000 shares authorized at $0.0001 par value per share.

2. DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

4. CONVERSION AND ANTI-DILUTION.

(a) Conversions at Option of Holder.  Each share of Series B Preferred Stock shall be convertible into that number of Corporation common stock determined by issuing five hundred thousand (500,000) shares of common stock of the Corporation for every share of Series B Preferred Stock converted, at the option of the Holder, at any time and from time to time from and after the date of issuance and subject to the limitations herein.  Holders shall affect conversions by providing the Corporation with the form of conversion notice attached hereto.  Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date").  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions, as the case may be, of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Series B Preferred Stock promptly following the Conversion Date at issue.  Shares of Series B Preferred Stock converted or redeemed in accordance with the terms hereof shall be cancelled and may not be reissued.

5. VOTING RIGHTS. Each share of the Series B Preferred Stock shall have ten (10) votes on all matters presented to be voted by the holders of common stock.

Other than as stated above, the Series B Preferred Stock does not have redemption or sinking fund provisions.

Common Stock

Our common stock has the following powers, rights, qualifications, limitations and restrictions:

1. The holders of the common stock shall be entitled to one vote for each share of common stock held by them of record at the time for determining the holders thereof entitled to vote.

2. The holders of the common stock are not entitled to any dividend rights;

3. The holders of the common stock are not entitled to any preemptive rights; and

4. In the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the registrant, the holders of the common stock shall be entitled to receive all of the remaining assets of the registrant, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of common shares held by each.

Transfer Agent

We have retained the services of Signature Stock Transfer, Inc. at 14673 Midway Road, Suite 220, Addison, TX 75001, to act as our transfer agent.

Item 12. Indemnification of Directors and Officers.

We shall indemnify any officer or director or any former officer or director, to the full extent permitted by law.  We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interests and they had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in our best interests or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 13. Financial Statements and Supplementary Data.

Not applicable to a Smaller Reporting Company per CFR § 229.302.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits

ATACAMA RESOURCES INTERNATIONAL, INC.

Index to

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Atacama Resources International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Atacama Resources International, Inc. and subsidiary (the "Company") as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred recurring net operating losses and negative cash flow from operations since inception, as well as having a working capital deficit. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company's ability to continue as a going concern. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accell Audit & Compliance, PA

We have served as the Company's auditor since 2022.

Tampa, Florida
March 30, 2023

3001 N. Rocky Point Dr. East Suite 200 • Tampa, Florida 33607 • 813.367.3527

ATACAMA RESOURCES INTERNATIONAL, INC.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$34,210	$4,259
Total Current Assets	34,210	4,259

TOTAL ASSETS	$34,210	$4,259

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$623,114	$630,511
Accrued compensation	372,476	243,600
Due to related party	----	14,200
Note payable - related party	119,983	----
Convertible notes payable, net of discount of $0 and $3,639, respectively	237,000	16,361
Derivative liability	10,409	7,624
Total Current Liabilities	1,362,982	912,296
TOTAL LIABILITIES	1,362,982	912,296
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT
Preferred stock: $0.0001 par value 1,000,000 authorized; 580 and 594 shares issued and outstanding, respectively	----	----
Common stock: $0.0001 par value 2,900,000,000 authorized; 1,123,095,617 and 1,054,752,435 shares issued and outstanding	112,309	105,475
Stock to be issued	615,000	615,000
Additional paid in capital	4,823,146	4,600,485
Subscription receivable	(32,000)	----
Accumulated deficit	(6,843,930)	(6,226,073)
Accumulated other comprehensive loss	(3,297)	(2,924)
Total Stockholders' Deficit	(1,328,772)	(908,037)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$34,210	$4,259

The accompanying notes are an integral part of the consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

		For the Years Ended
		December 31,
		2023		2022
Revenues	$	----	$	----

Operating Expenses
Consulting fees		156,490		34,811
Exploration fees		93,048		130,124
Management fees		197,000		323,774
Professional fees		131,196		36,930
Selling, general and administrative expenses		20,142		10,015
Total operating expenses		597,876		535,654

Net loss from operations		(597,876)		(535,654)

Other income (expense)
Interest expense		(13,575)		(454)
Gain on settlement of payables		----		594,516
Amortization of debt discount		(3,639)		(4,925)
Change in derivative		(2,767)		940
Net income (loss)		$(617,857)		$54,423

Foreign exchange translation		(373)		31,464

Comprehensive income (loss)		$(618,230)		$85,887

Basic and diluted loss per share		$(0.001)		$0.000

Weighted average number of shares outstanding		1,106,449,004		1,015,544,216

The accompanying notes are an integral part of these consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Consolidated Statement of Stockholders' Deficit

	Preferred Stock		Common Stock		Stock to be	Additional Paid in	Subscription	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Issued	Capital	Receivable	Deficit	Income	Total
Balance, December 31, 2021	718	$-	992,752,435	$99,275	$-	$4,606,685	$-	$(6,280,496)	$(34,388)	$(1,608,924)
Stock issued for conversion of Preferred B	(124)	-	62,000,000	6,200	-	(6,200)	-	-	-	-
Stock issued for the settlement of liabilities	-	-	-	-	615,000	-	-	-	-	615,000
Net income	-	-	-	-	-	-	-	54,423	-	54,423
Foreign translation income	-	-	-	-	-	-	-	-	31,464	31,464
Balance, December 31, 2022	594	$-	1,054,752,435	$105,475	$615,000	$4,600,485	$-	$(6,226,073)	$(2,924)	$(908,037)
Stock issued for conversion of Preferred B	(14)	-	7,000,000	700	-	(700)	-	-	-	-
Stock issued for services	-	-	29,404,545	2,940	-	153,549	-	-	-	156,489
Stock sold for cash	-	-	31,938,637	3,194	-	69,812	(32,000)	-	-	41,006
Net income	-	-	-	-	-	-	-	(617,857)	-	(617,857)
Foreign translation income	-	-	-	-	-	-	-	-	(373)	(373)
Balance, December 31, 2023	580	$-	1,123,095,617	$112,309	$615,000	$4,823,146	$(32,000	$(6,843,930)	$(3,297)	$(1,328,772)

The accompanying notes are an integral part of these consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

		For the Years Ended
		December 31,
		2023		2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$(617,857)		$54,423
Adjustments to reconcile net income (loss) from net cash provided by operations:
Change in fair market value of derivatives		2,785		(940)
Amortization of debt discount		3,639		4,925
Stock issued for settlement of liabilities		----		(594,516)
Stock issued for services		156,489		----
Changes in assets and liabilities:
Accounts payable and accrued expenses		(7,397)		77,991
Accrued compensation		128,876		396,638
Net cash from operating activities		(333,465)		(61,479)

CASH FLOWS FROM OPERATING ACTIVITIES:
Proceeds from related party		105,783		14,200
Proceeds from convertible notes payable		217,000		20,000
Proceeds from sale of common stock		41,006		----
Net cash from financing activities		363,789		34,200

Foreign Currency Translation		(373)		31,464

Net change in cash and cash equivalents		29,951		4,185
Cash and cash equivalents
Beginning of period		4,259		74
End of period		$34,210		$4,259

Supplemental cash flow information
Cash paid for interest	$	----	$	----
Cash paid for taxes	$	----	$	----

Supplemental cash flow information
Preferred stock converted to Common stock		$700		$6,200
Original discount recorded on recognition of notes with derivatives	$	----		$8,564
Due to related party converted to note payable - related party		$119,983	$	----

The accompanying notes are an integral part of these consolidated financial statements.

Atacama Resources International, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

NOTE 1. NATURE OF BUSINESS

ORGANIZATION

Atacama Resources International, Inc. (hereinafter the "Company") was incorporated in the State of Florida in June 2013. The Company is a mineral exploration company with assets located in northeastern Ontario, Canada.

NOTE 2. GOING CONCERN

For the years ended December 31, 2023 and 2022, the Company had a net loss of ($617,857) and net income of $54,423, respectively. For the years ended December 31, 2023 and 2022, the Company had cash flows from operating activities of ($333,465) and ($61,479), respectively. As of December 31, 2023, the Company had working capital deficit of $1,328,772. The Company has generated $0 in revenues for the years ended December 31, 2023 and 2022.

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is in the business of mineral exploration and will not be in a position to generate revenues until it is able to (i) dispose of an asset(s) by way of a sale for a profit, or (ii) develop an asset(s) to the point where it becomes a producing mine facility. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan to obtain such resources for the Company include, obtaining capital by of capital raises and the sale of shares.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary, Cambrian Mining Corporation. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION AND USE OF ESTIMATES

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of a year or less at the date of acquisition to be cash equivalents.

CASH FLOWS REPORTING

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method ("Indirect method") as defined by ASC 230, Statement of Cash Flows, to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period.

EXPLORATION AND DEVELOPMENT COSTS

Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially mineable property in accordance with FASB ASC 930, Extractive Activities - Mining.  Mine development costs incurred either to develop new gold and silver deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized.  Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  Costs of abandoned projects are charged to operations upon abandonment.  The Company evaluates at least Annual, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded.  The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

The Company capitalizes costs for mining properties by individual property and defers such costs for later amortization only if the prospects for economic productions are reasonably certain.

Capitalized costs are expensed in the period when the termination has been made that economic production does not appear reasonably certain.

During the Years ended December 31, 2023 and 2022, the Company recorded exploration costs of $93,048 and $130,124, respectively.

RELATED PARTIES

The Company follows ASC 850, "Related Party Disclosures," for the identification of related parties and disclosure of related party transactions. Related party transactions are summarized in Note 10.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and restricted cash. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit-quality financial institutions in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings. The Company has established guidelines relative to diversification of its cash and marketable securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company's operations and financial position. Although the Company may deposit its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

FINANCIAL INSTRUMENTS

The Company's consolidated balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023 and December 31, 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

DERIVATIVE LIABILITIES

Derivative liabilities include the fair value of instruments such as common stock warrants, preferred stock warrants and convertible features of notes, that are initially recorded at fair value and are required to be re-measured to fair value at each reporting period under provisions of ASC 480, Distinguishing Liabilities from Equity, or ASC 815, Derivatives and Hedging. The change in fair value of the instruments is recognized as a component of other income (expense) in the Company's statements of operations until the instruments settle, expire or are no longer classified as derivative liabilities. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.

As of December 31, 2023 and December 31, 2022, the Company had Level 3 financial instruments consisting of derivative liabilities relating to the conversion feature of convertible debt. The balance of the derivative liability at December 31, 2023 and December 31, 2022 was $10,409 and $7,624, respectively.

REVENUE RECOGNITION

Effective January 1, 2021, the Company adopted Accounting Standards Codification ("ASC") 606, Revenue From Contracts With Customers, which is effective for public business entities with annual reporting periods beginning after December 15, 2017. This new revenue recognition standard (new guidance) has a five-step process: a) Determine whether a contract exists; b) Identify the performance obligations; c) Determine the transaction price; d) Allocate the transaction price; and e) Recognize revenue when (or as) performance obligations are satisfied. The Company's initial application of ASC 606 did not have a material impact on its financial statements and disclosures and there was no cumulative effect of the adoption of ASC 606.

Revenue is recognized when all of the following criteria are met:

  Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party's rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) we determine that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer's intent and ability to pay the promised consideration.

  Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

  Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.  Constraints are applied when estimating variable considerations based on historical experience where applicable.

  Allocation of the transaction price to the performance obligations in the contract

All current contracts are of a single performance obligation thus the entire transaction price is allocated to the single performance obligation.  We determine standalone selling price taking into account available information such as historical selling prices of the performance obligation, geographic location, overall strategic objective, market conditions and internally approved pricing guidelines related to the performance obligation.

  Recognition of revenue when, or as, we satisfy performance obligation

We satisfy performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

The Company did not generate revenue for the years ended December 31, 2023 and 2022.

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities and net operating loss and tax credit carryforwards given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the "more likely than not" criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the "more-likely-than-not" threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company recognizes expenses for tax penalties and interest assessed by the Internal Revenue Service and other taxing authorities upon receiving valid notice of assessments. The Company has received no such notices as of December 31, 2023.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

As of December 31, 2023, the Company had unused net operating loss carry forwards of $985,000 available to reduce federal taxable income. The Company's ability to offset future taxable income, if any, with tax net operating loss carryforwards may be limited due to the non-filing of tax returns. Under the CARES act, net operating losses arising after 2017 are able to be carried forward indefinitely. Furthermore, changes in ownership may result in limitations under Internal Revenue Code Section 382.

No deferred tax assets or liabilities were recognized as of December 31, 2023 or December 31, 2022.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with ASC 260, "Earnings Per Share." The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2023 and 2022. As of December 31, 2023 and 2022, the Company had no dilutive potential common shares.

SHARE-BASED EXPENSE

ASC 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense was $156,489 and $0 for the Years ending December 31, 2023, and 2022, respectively.

COMMITMENTS AND CONTINGENCIES

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of December 31, 2023 and December 31, 2022.

RECENT ACCOUNTING PRONOUNCEMENTS

 The Company has reviewed the FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In May 2022, the FASB issued ASU 2022-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40). The new ASU addresses issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this new guidance will have on its financial statements.

NOTE 4 - ACCRUED COMPENSATION

The Company's accrued compensation consisted of the following:

	December 31, 2023	December 31, 2022
Glenn Grant	$85,000	$25,000
Daniel Finch	34,500	19,500
Allan Flasch	41,000	13,000
David Jackson	23,300	----
David Berry	56,603	55,830
Colin Keith	132,073	130,270
Total Accrued Compensation	$372,476	$243,600

 On August 10, 2022, the Company entered into individual settlement agreements with David Berry and Colin Keith. Mr. Berry's settlement agreement consisted of CAD $75,000 (US $55,830) and stock to be issued at a future date.  The valuation of the stock on August 10, 2022 was $615,000 based on $0.0082 per common share.  Mr. Berry also agreed to forgive the balance of his accrued compensation.  Mr. Keith's settlement agreement consisted of CAD $175,000 (US $130,270).  Mr. Keith agreed to forgive the balance of his accrued compensation.  A total of $594,516 of accrued compensation was forgiven based on these agreements.

NOTE 5. CONVERTIBLE NOTE PAYABLE

At December 31, 2022, the Company had issued $20,000 in convertible notes payable to various lenders. All notes have an interest rate of 8% per annum and maturity dates between August 26,2024 and October 12, 2024. Default terms are not defined within the notes.

The holders, individually, shall have the right any time after the ASC CTO has been lifted to convert the total outstanding principal and interest into Common Stock. The conversion shall be determined by dividing the total outstanding principal and interest by the conversion price. The conversion price is calculated at 85% of the five-day average stock price, looking backwards, effective when the Company receives written confirmation that the ASC CTO has been lifted.

At December 31, 2023, the Company had issued $217,000 in convertible notes payable to various lenders. All notes have an interest rate of 8% per annum and maturity dates between January 24, 2024 and November 15, 2024. Default terms are not defined within the notes.

The holders, individually, shall have the right any time after the ASC CTO has been lifted to convert the total outstanding principal and interest into Common Stock. Each note is convertible into a fixed number of shares in accordance with the note agreement. The conversion price is calculated by dividing the total outstanding principal and interest by the fixed number of shares per note agreement.

The Company accounts for this embedded conversion feature as a derivative under ASC 815-10-15-83 and valued separately from the note at fair value. The embedded conversion feature of the note is revalued at each subsequent reporting date at fair value and any changes in fair value will result in a gain or loss in those periods. At December 31, 2023 and 2022, the derivative liability associated with all convertible notes payable was $10,409 and $7,624 respectively

Convertible Notes payable consisted of the following:	December 31, 2023	December 31, 2022
Convertible notes payable:	$237,000	$20,000
Debt discount	0	(3,639)
Convertible notes payable net of debt discount	237,000	16,361
Accrued interest	12,531	454
Current portion of convertible note payable and interest	$249,531	$16,815

NOTE 6. DERIVATIVE LIABILITY

The fair value of the Company's derivative liabilities is estimated at the issuance date and is revalued at each subsequent reporting date. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.

A summary of the activity of the derivative liability for the notes above is as follows:

	December 31, 2023		December 31, 2022
Balance at Beginning of period	$7,642	$	----
Increase in derivative due to new issuances	----		----
Derivative loss due to mark to market adjustment	2,767		(940)
Balance at end of period	$10,409		$7,642

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company's derivative liability that are categorized within Level 3 of the fair value hierarchy as of December 31, 2023 and 2022 is as follows:

Inputs	December 31, 2023	December 31, 2022	Initial Valuation
Stock price on the valuation date	$0.003	$0.005	$0.0031-0.0099
Conversion price	$0.003	$0.0043	$0.0031-0.0084
Risk-free interest rate	3.36% - 5.27%	3.36% - 4.28%	3.36% - 5.27%
Years to maturity	0.92 - 0.00	0.66 - 0.83	1
Volatility (annual)	99.05%	62.26%	62.43% - 96.39%

NOTE 7. INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

The provision for Federal income tax consists of the following at December 31:

	2023	2022
Federal income tax benefit attributable to:
Current Operations	$124,000	$(11,000)
Less: valuation allowance	(124,000)	11,000
Net provision for Federal income taxes	$-	$-

 The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows at December 31:

	2023	2022
Deferred tax asset attributable to:
Net operating loss carryover	$985,000	$855,000
Less: valuation allowance	(985,000)	(855,000)
Net deferred tax asset	$-	$-

At December 31, 2023, the Company had net operating loss carry forwards of approximately $985,000 that may be offset against future taxable income. No tax benefit has been reported in the December 31, 2023, or 2022 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2023, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 8. SHAREHOLDERS' EQUITY

SERIES A PREFERRED STOCK

At December 31, 2023, Series A Preferred Stock has 10 shares designated and 2 shares outstanding, has no conversion rights and the total aggregate issued shares, regardless of their number, shall have voting rights equal to four times the sum of i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B Preferred Stocks which are issued and outstanding at the time of voting.

SERIES B PREFERRED STOCK

At December 31, 2023, Series B Preferred Stock has 999,990 shares designated and 578 shares outstanding. Each share of Series B Preferred Stock is convertible into 500,000 shares of Common Stock and has ten votes for any election or other vote placed before the shareholders of the Company.

NOTE 9. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a party to litigation matters involving claims against the Company. Management believes that there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 10. RELATED PARTY TRANSACTIONS

NOTE PAYABLE - RELATED PARTIES

Certain current officers and directors paid expenses on behalf of the Company and are due reimbursement. During the period ended September 30, 2023, the Company issued Demand Notes to Glenn Grant and Daniel Finch for the conversion of outstanding liabilities. As of December 31, 2023 and December 31, 2022, the balance due to notes payable - related parties was $119,983 and $0, respectively. The amount attributed to Glenn Grant was $114,123 and Daniel Finch was $5,860, respectively.

NOTE 11. SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2023, through the date these financial statements were issued (date of filing with the OTC Markets) and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events discussed below.

During the months of January and February 2024, the Company sold 18,960,786 shares of common stock to non-related parties for a capital raise of $55,400. The average price per share was $0.00292.

During the month of February 2024, the Company issued 310,000 shares of common stock to a non-related party for services rendered. The services were valued at $1,500 or $0.0484 per share.

ATACAMA RESOURCES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$18,678	$34,210
Total Current Assets	18,678	34,210

TOTAL ASSETS	$18,678	$34,210

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$603,506	$623,114
Accrued compensation	476,726	372,476
Note payable - related party	89,805	119,983
Convertible notes payable, net of discount of $0 and $0, respectively	272,000	237,000
Derivative liability	11,638	10,409
Total Current Liabilities	1,453,675	1,362,982
TOTAL LIABILITIES	1,453,675	1,362,982
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT
Preferred stock: $0.0001 par value 1,000,000 authorized; 579 and 580 shares issued and outstanding, respectively	----	----
Common stock: $0.0001 par value 2,900,000,000 authorized; 1,167,699,915 and 1,123,095,617 shares issued and outstanding	116,769	112,309
Stock to be issued	655,500	615,000
Additional paid in capital	5,004,839	4,823,146
Subscription receivable	----	(32,000)
Accumulated deficit	(7,217,950)	(6,843,930)
Accumulated other comprehensive loss	5,845	(3,297)
Total Stockholders' Deficit	(1,434,997)	(1,328,772)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$18,678	$34,210

The accompanying notes are an integral part of these consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

		For the Three Months Ended				For the Six Months Ended
		June 30,				June 30,
		2024		2023		2024		2023
Revenues	$	----	$	----	$	----	$	----

Operating Expenses
Consulting fees		17,654		193,500		30,753		193,500
Exploration fees		331,302		16,815		406,937		106,653
Management fees		92,100		48,000		134,100		96,000
Professional fees		62,305		40,428		135,911		90,951
Selling, general and administrative expenses		10,381		1,748		24,743		11,996
Total operating expenses		513,742		300,491		732,444		499,100

Net loss from operations		(513,742)		(300,491)		(732,444)		(499,100)

Other income (expense)
Interest expense		(6,237)		(1,717)		(12,569)		(2,732)
Gain on extinguishment of debt		372,222		95,884		372,222		95,884
Amortization of debt discount		----		(18,059)		----		(29,749)
Change in derivative		148		(2,824)		(1,229)		(11,059)
Net income (loss)		$(147,609)		$(227,207)		$(374,020)		$(446,756)

Foreign exchange translation		(2,981)		153		(9,142)		2,526

Comprehensive income (loss)		$(150,590)		$(227,054)		$(383,162)		$(444,230)

Basic and diluted loss per share		$(0.000)		$0.000		$(0.000)		$0.000

Weighted average number of shares outstanding		1,161,922,971		992,752,435		1,151,101,130		1,107,644,700

The accompanying notes are an integral part of these consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Condensed Consolidated Statement of Stockholders' Deficit

	Preferred Stock			Common Stock		Stock to be	Additional		Subscription	Accumulated	Other Comprehensive
	Shares		Amount	Shares	Amount	Issued	Paid in Capital		Receivable	Deficit	Income	Total
2023
Balance, December 31, 2022, (Audited)	594	$	---	1,054,752,435	$105,475	$615,000	$4,600,485	$	----	$(6,226,073)	$(2,924)	$(908,037)
Net loss for the three months ended March 31, 2023	---		---	---	---	---	---		---	(219,549)	---	(219,549)
Stock issued for acquisition of mineral rights	---		---	---	---	56,000	---		---	---	---	56,000
Foreign translation income	---		---	---	---	---	---		---	---	2,373	2,373
Balance, March 31, 2023, (Unaudited)	594	$	---	1,054,752,435	$105,475	$671,000	$4,600,485	$	---	$(6,445,622)	$(551)	$(1,069,213)
Net loss for the three months ended June 30, 2023	---		---	---	---	---	---		---	(227,207)	---	(227,207)
Stock issued for conversion of Preferred B	(23)		---	11,500,000	1,150	---	(1,150)		---	---	---	---
Stock issued for services	---		---	35,000,000	3,500	---	190,000		---	---	---	193,500
Stock to be issued for acquisition of mineral rights	---		---	8,000,000	800	(56,000)	55,200		---	---	---	---
Stock issued for settlement of payables	---		---	9,000,000	900	---	39,600		---	---	---	40,500
Foreign translation income	---		---	---	---	---	---		---	---	153	153
Balance, June 30, 2023, (Unaudited)	571	$	---	1,118,252,435	$111,825	$615,000	$4,884,135	$	---	$(6,672,829)	$(398)	$(1,062,267)
2024
Balance, December 31, 2023, (Audited)	580	$	---	1,123,095,617	$112,309	$615,000	$4,823,146		$(32,000)	$(6,843,930)	$(3,297)	$(1,328,772)
Net loss for the three months ended March 31, 2024	---		---	---	---	---	---		---	(226,411)	---	(226,411)
Stock issued for services	---		---	2,670,000	267	---	12,833		---	---	---	13,100
Stock issued for cash	---		---	26,992,188	2,699	---	82,701		32,000	---	---	117,400
Cancellation of preferred stock	(1)		---	---	---	---	(1)		---	---	---	(1)
Foreign translation income	---		---	---	---	---	---		---	---	6,161	6,161
Balance, March 31, 2024, (Unaudited)	579	$	---	1,152,757,805	$115,275	$615,000	$4,918,679	$	---	$(7,070,341)	$2,864	$(1,418,523)
Net loss for the three months ended June 30, 2024	---		---	---	---	---	---		---	(147,609)	---	(147,609)
Stock issued for services	---		---	2,944,888	294	---	17,360		---	---	---	17,654
Stock issued for cash	---		---	11,997,222	1,200	---	68,800		---	---	---	70,000
Stock to be issued for settlement of payable	---		---	---	---	40,500	---		---	---	---	40,500
Foreign translation income	---		---	---	---	---	---		---	---	2,981	2,981
Balance, March 31, 2024, (Unaudited)	579	$	---	1,167,699,915	$116,769	$655,500	$5,004,839	$	---	$(7,217,950)	$5,845	$(1,434,997)

The accompanying notes are an integral part of these consolidated financial statements.

ATACAMA RESOURCES INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

		For the Six months Ended
		June 30,
		2024		2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$(374,020)		$(446,756)
Adjustments to reconcile net income (loss) from net cash provided by operations:
Change in fair market value of derivatives		1,229		11,059
Amortization of debt discount		----		29,749
Gain on settlement of payables		(372,222)		(95,884)
Stock issued for settlement of liabilities		40,500		----
Stock issued for mineral rights		----		56,000
Stock issued for services		17,921		234,000
Changes in assets and liabilities:
Accounts payable and accrued expenses		352,614		(68,962)
Accrued compensation		104,250		74,041
Net cash from operating activities		(229,728)		(206,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) note payable - related party		(30,178)		76,371
Proceeds from convertible notes payable		35,000		177,000
Proceeds from sale of common stock		200,232		----
Net cash from financing activities		205,054		253,371

Foreign Currency Translation		9,142		2,526

Net change in cash and cash equivalents		(15,532)		49,144
Cash and cash equivalents
Beginning of period		34,210		4,259
End of period		$18,678		$53,403

Supplemental cash flow information
Cash paid for interest	$	----	$	----
Cash paid for taxes	$	----	$	----

Non-cash transactions
Original discount recorded on recognition of notes with derivative liability	$	----		$44,894
Extinguishment of liabilities		$372,222	$	----

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. NATURE OF BUSINESS

Atacama Resources International, Inc. (hereinafter the "Company") was incorporated in the State of Florida in June 2013. The Company is a mineral exploration company with assets located in northeastern Ontario, Canada.

NOTE 2. GOING CONCERN

For the six months ended June 30, 2024 and 2023, the Company had a net loss of ($374,020) and ($446,756), respectively. For the six months ended June 30, 2024 and 2023, the Company had cash flows from operating activities of ($229,728) and ($206,753), respectively. As of June 30, 2024, the Company had working capital deficit of $1,434,997. The Company has generated $0 in revenues for the six months ended June 30, 2024 and 2023.

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is in the business of mineral exploration and will not be in a position to generate revenues until it is able to (i) dispose of an asset(s) by way of a sale for a profit, or (ii) develop an asset(s) to the point where it becomes a producing mine facility. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan to obtain such resources for the Company include, obtaining capital by of capital raises and the sale of shares.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary, Cambrian Mining Corporation. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION AND USE OF ESTIMATES

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.

CASH FLOWS REPORTING

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method ("Indirect method") as defined by ASC 230, Statement of

Cash Flows, to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period.

EXPLORATION AND DEVELOPMENT COSTS

Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially mineable property in accordance with ASC 930, Extractive Activities - Mining.  Mine development costs incurred either to develop new gold and silver deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized.  Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  Costs of abandoned projects are charged to operations upon abandonment.  The Company evaluates at least Annual, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded.  The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

The Company capitalizes costs for mining properties by individual property and defers such costs for later amortization only if the prospects for economic productions are reasonably certain.

Capitalized costs are expensed in the period when the termination has been made that economic production does not appear reasonably certain.

During the six months ended June 30, 2024 and 2023, the Company recorded exploration costs of $406,937 and $106,653, respectively.

RELATED PARTIES

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Related party transactions are summarized in Note 10.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and restricted cash. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit-quality financial institutions in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings. The Company has established guidelines relative to diversification of its cash and marketable securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company's operations and financial position. Although the Company may deposit its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

FINANCIAL INSTRUMENTS

The Company's consolidated balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2024 and December 31, 2023. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

DERIVATIVE LIABILITIES

Derivative liabilities include the fair value of instruments such as common stock warrants, preferred stock warrants and convertible features of notes, that are initially recorded at fair value and are required to be re-measured to fair value at each reporting period under provisions of ASC 480, Distinguishing Liabilities from Equity, or ASC 815, Derivatives and Hedging. The change in fair value of the instruments is recognized as a component of other income (expense) in the Company's statements of operations until the instruments settle, expire or are no longer classified as derivative liabilities. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.

As of June 30, 2024 and December 31, 2023, the Company had Level 3 financial instruments consisting of derivative liabilities relating to the conversion feature of convertible debt. The balance of the derivative liability at June 30, 2024 and December 31, 2023 was $11,638 and $10,409, respectively.

REVENUE RECOGNITION

The Company follows ASC 606, Revenue From Contracts With Customers.  ASC 606, has a five-step process: a) Determine whether a contract exists; b) Identify the performance obligations; c) Determine the transaction price; d) Allocate the transaction price; and e) Recognize revenue when (or as) performance obligations are satisfied.

Revenue is recognized when all of the following criteria are met:

   Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party's rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) we determine that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer's intent and ability to pay the promised consideration.

   Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

   Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.  Constraints are applied when estimating variable considerations based on historical experience where applicable.

   Allocation of the transaction price to the performance obligations in the contract

All current contracts are of a single performance obligation thus the entire transaction price is allocated to the single performance obligation.  We determine standalone selling price taking into account available information such as historical selling prices of the performance obligation, geographic location, overall strategic objective, market conditions and internally approved pricing guidelines related to the performance obligation.

   Recognition of revenue when, or as, we satisfy performance obligation

We satisfy performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

The Company did not generate revenue for the six months ended June 30, 2024 and 2023.

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities and net operating loss and tax credit carryforwards given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the "more likely than not" criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the "more-likely-than-not" threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company recognizes expenses for tax penalties and interest assessed by the Internal Revenue Service and other taxing authorities upon receiving valid notice of assessments. The Company has received no such notices as of June 30, 2024.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

As of June 30, 2024, the Company had unused net operating loss carry forwards of $985,000 available to reduce federal taxable income. The Company's ability to offset future taxable income, if any, with tax net operating loss carryforwards may be limited due to the non-filing of tax returns. Under the CARES act, net operating losses arising after 2017 are able to be carried forward indefinitely. Furthermore, changes in ownership may result in limitations under Internal Revenue Code Section 382.

No deferred tax assets or liabilities were recognized as of June 30, 2024 or December 31, 2023.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with ASC 260, Earnings Per Share. The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at June 30, 2024 and 2023. As of June 30, 2024 and 2023, the Company had no dilutive potential common shares.

SHARE-BASED EXPENSE

ASC 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense was $30,753 and $193,500 for the six months ending June 30, 2024, and 2023, respectively.

COMMITMENTS AND CONTINGENCIES

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of June 30, 2024 and December 31, 2023.

RECENT ACCOUNTING PRONOUNCEMENTS

 The Company has reviewed the FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 4 - ACCRUED EXPENSES

The Company's accrued expenses consisted of the following:

	June 30, 2024	December 31, 2023
Accounts payable	$572,505	$604,682
Accrued consulting fees	5,000	5,000
Accrued interest	22,535	12,531
Accrued interest - related parties	3,466	901
Total Accrued Expenses	$603,506	$623,114

NOTE 5 - ACCRUED COMPENSATION

The Company's accrued compensation consisted of the following:

	June 30, 2024	December 31, 2023
Glenn Grant	$130,000	$85,000
Daniel Finch	52,500	34,500
Allan Flasch	50,000	41,000
David Jackson	23,300	23,300
Greg Praver	24,100	---
Brian Praver	7,000	---
Thomas Moynihan	7,000	---
David Berry	54,848	56,603
Colin Keith	127,978	132,073
Total Accrued Compensation	$476,726	$372,476

NOTE 6. CONVERTIBLE NOTE PAYABLE

At December 31, 2022, the Company had issued $20,000 in convertible notes payable to various lenders.  All notes have an interest rate of 8% per annum and maturity dates between August 26,2024 and October 12, 2024.  Default terms are not defined within the notes.

The holders, individually, shall have the right any time after the ASC CTO has been lifted to convert the total outstanding principal and interest into Common Stock.  The conversion shall be determined by dividing the total outstanding principal and interest by the conversion price.  The conversion price is calculated at 85% of the five-day average stock price, looking backwards, effective when the Company receives written confirmation that the ASC CTO has been lifted.

At December 31, 2023, the Company had issued $217,000 in convertible notes payable to various lenders.  All notes have an interest rate of 8% per annum and maturity dates between January 24, 2024 and November 15, 2024.  Default terms are not defined within the notes.

The holders, individually, shall have the right any time after the ASC CTO has been lifted to convert the total outstanding principal and interest into Common Stock.  Each note is convertible into a fixed number of shares in accordance with the note agreement.  The conversion price is calculated by dividing the total outstanding principal and interest by the fixed number of shares per note agreement.

At June 30, 2024, the Company had issued $35,000 in convertible notes payable to various lenders.  All notes have an interest rate of 8% per annum and maturity date between March 4, 2025 and June 16, 2025.  Default terms are not defined within the notes.

The holders, individually, shall have the right any time after the ASC CTO has been lifted to convert the total outstanding principal and interest into Common Stock.  Each note is convertible into a fixed number of shares in accordance with the note agreement.  The conversion price is calculated by dividing the total outstanding principal and interest by the fixed number of shares per note agreement.

The Company accounts for this embedded conversion feature as a derivative under ASC 815-10-15-83 and valued separately from the note at fair value. The embedded conversion feature of the note is revalued at each subsequent reporting date at fair value and any changes in fair value will result in a gain or loss in those periods. At June 30, 2024 and Decembre 31, 2023, the derivative liability associated with all convertible notes payable was $11,638 and $10,409 respectively.

Convertible Notes payable consisted of the following:	June 30, 2024	December 31, 2023
Convertible notes payable:	$272,000	$237,000
Debt discount	0	0
Convertible notes payable net of debt discount	272,000	237,000
Accrued interest	22,535	12,531
Current portion of convertible note payable and interest	$294,535	$249,531

NOTE 7. DERIVATIVE LIABILITY

The fair value of the Company's derivative liabilities is estimated at the issuance date and is revalued at each subsequent reporting date. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.

A summary of the activity of the derivative liability for the notes above is as follows:

	June 30, 2024	December 31, 2023
Balance at Beginning of period	$10,409	$7,642
Increase in derivative due to new issuances	----	----
Derivative income due to mark to market adjustment	1,229	2,767
Balance at end of period	$11,638	$10,409

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company's derivative liability that are categorized within Level 3 of the fair value hierarchy as of June 30, 2024 and December 31, 2023 is as follows:

Inputs	June 30, 2024	December 31, 2023	Initial Valuation
Stock price on the valuation date	$ 0.0053	$0.003	$0.0031 - 0.0099
Conversion price	$0.0045	$0.003	$0.0031 - 0.0084
Risk-free interest rate	3.36% - 4.28%	3.36% - 5.27%	3.36% - 5.27%
Years to maturity	0.00	0.92 - 0.00	1
Volatility (annual)	116.1%	99.05%	62.43% - 96.39%

NOTE 8. SHAREHOLDERS' EQUITY

SERIES A PREFERRED STOCK

At June 30, 2024, Series A Preferred Stock has 10 shares designated and 1 shares outstanding, has no conversion rights and the total aggregate issued shares, regardless of their number, shall have voting rights equal to four times the sum of i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B Preferred Stocks which are issued and outstanding at the time of voting.

SERIES B PREFERRED STOCK

At June 30, 2024, Series B Preferred Stock has 999,990 shares designated and 578 shares outstanding. Each share of Series B Preferred Stock is convertible into 500,000 shares of Common Stock and has ten votes for any election or other vote placed before the shareholders of the Company.

NOTE 9. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a party to litigation matters involving claims against the Company. Management believes that there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 10. RELATED PARTY TRANSACTIONS

NOPTE PAYABLE - RELATED PARTIES

Certain current officers and directors paid expenses on behalf of the Company and are due reimbursement. During the period ended September 30, 2023, the Company issued Demand Notes to Glenn Grant and Daniel Finch for the conversion of outstanding liabilities.  As of June 30, 2024 and December 31, 2023, the balance due to notes payable - related parties was $89,805 and $119,983, respectively. The amount attributed to Glenn Grant was $87,945 and $114,124, respectively; and Daniel Finch was $1,860 and $5,860, respectively. As of June 30, 2024 and December 31, 2023, the accrued interest related party was $3,466 and $901, respectively.  The amount attributed to Glenn Grant was $3,264 and $827, respectively; and Daniel Finch was $203 and $74, respectively.

NOTE 11. SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to June 30, 2024, through the date these financial statements were issued (date of filing with the OTC Markets) and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events discussed below.

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement:

3.1	Articles of Incorporation dated January 13, 2015
3.2	Bylaws
4.1(i)	Certificate of Designation for the Series A Preferred Shares dated August 31, 2017
4.1(ii)	Certificate of Designation for the Series B Preferred Shares dated February 20, 2020
10.1	Tannahill Option Agreement between Atacama Resources International, Inc., CJP Exploration Inc., Edward Shynkorenko, Peter Hermeston, and Margaret Sigouin dated January 27, 2023
10.2	Heighington Option Agreement between Atacama Resources International, Inc. and Fred Kiernicki dated February 11, 2023, amended August 28, 2023
10.3	Promissory Notes entered into by Atacama Resources International, Inc. between January 24, 2023 and June 18, 2023
10.4	Promissory Notes entered into by Atacama Resources International, Inc. on March 4, 2024 and on June 16, 2024

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Signatures

 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Atacama Resources International, Inc.

/s/ Glenn Grant

Chief Executive Officer

July 30, 2024

/s/ Greg Praver

Chief Operating Officer

July 30, 2024

/s/ Thomas Moynihan

Chief Financial Officer

July 30, 2024

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